P  R  E  S  S      R  E  L  E  A  S  E

                              FOR IMMEDIATE RELEASE

PIZZA INN, INC. APPOINTS INDUSTRY VETERAN AS NEW PRESIDENT AND  CHIEF EXECUTIVE
                                     OFFICER

THE COLONY, TEXAS - MARCH 31, 2005- PIZZA INN, INC. (NASDAQ:PZZI) announced today the appointment of Tim Taft as its new President and Chief Executive Officer. He will assume his duties immediately.
Taft most recently served as President and Chief Operating Officer for Whataburger, Inc., a 645 unit quick serve chain based in Corpus Christi, Texas. While at Whataburger, he was largely credited with leading the regional brand's turnaround that is now in its 47th consecutive quarter of same store sales increases.

On the appointment of Taft as the company's President and CEO, Mark Schwarz, Chairman of the Board of Pizza Inn, Inc., commented, "Tim is exactly what Pizza Inn needs right now. He has clearly demonstrated his expertise in building a brand by overcoming the same set of challenges that Pizza Inn faces today. Our franchise partners, support team members and shareholders will welcome his operational experience and leadership qualities. He shares our vision of a strong and vibrant future for Pizza Inn."

Tim Taft, President and CEO of Pizza Inn, Inc. commented, "Pizza-Inn has all the critical components a brand needs to be successful - a great product, loyal customers and a dedicated group of employees and franchisees that are all committed to making this once proud brand great again. Although much work lies ahead, we have an opportunity to do something special here. It's time to get started."

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company. Pizza Inn franchises over 400 restaurants with annual chainwide sales of approximately $170 million.